Exhibit 5.1

1250 24th Street NW, Suite 700 Washington, D.C. 20037 (202) 349-8000

July 29, 2014

Board of Directors

Eagle Bancorp, Inc.

7830 Old Georgetown Road, Third Floor

Bethesda, Maryland 20814

RE:                                     Eagle Bancorp, Inc.

Registration Statement on Form S-4

Gentlemen:

We have acted as counsel to Eagle Bancorp, Inc. (the “Company”) with respect to the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 5,171,147 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in connection with the proposed merger (the “Merger”) of Virginia Heritage Bank (“Virginia Heritage”) with and into the Company’s wholly owned subsidiary, EagleBank, pursuant to the Agreement and Plan of Reorganization, dated as of June 9, 2014 by and among the Company, EagleBank and Virginia Heritage (the “Agreement”).

In rendering this opinion, we have limited our investigations to the legal and factual matters as we have deemed advisable, including examination of the Registration Statement, the Company’s Articles of Incorporation and bylaws, each as amended to date; and such other corporate documents, records, information and certificates of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  As to certain facts material to our opinions, we have relied upon statements, certificates or representations of officers and other representatives of the Company. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon such examinations, and assuming (i) that the conditions to closing the Merger are satisfied or waived including, without limitation, that the requisite vote of Virginia Heritage shareholders regarding the approval of the Agreement is obtained, (ii) the receipt of required regulatory approvals, (iii) the proper filing of Articles of Merger with the Maryland Department of Assessments and Taxation and the Virginia State Corporation Commission, and (iv) that the Registration Statement has been declared effective by the Commission, we are of the opinion that, when issued by the Company and delivered against receipt of shares of Virginia Heritage common stock in the manner contemplated by the Registration Statement and in accordance the provisions of the Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

The opinions expressed herein are rendered as of the date hereof, are limited to the laws of the State of Maryland, and we express no opinion on the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our Firm contained therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or by the rules and regulations promulgated thereunder.

/s/ BuckleySandler LLP